Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

FOR RELEASE:	July 30, 2014	CONTACT:	Dale C. Davies
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RECORD QUARTERLY REVENUE AND EARNINGS
Second Quarter 2014 Highlights

•	Record quarterly revenue of $237.5 million vs. prior year of $159.4 million - up 49%

•	Record quarterly earnings per share of $1.51 vs. prior year of $1.11 - up 36%

•	Record quarterly adjusted EBITDA of $60.2 million vs. prior year of $43.0 million - up 40%

•	2,140 railcars shipped in Q2 2014
St. Charles, MO, July 30, 2014 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2014 financial results. Jeff Hollister, President and Interim CEO of ARI, commented, “During the second quarter, we were able to efficiently ramp up production to meet increased demand for hopper railcars and continued to have high deliveries of tank railcars. These factors coupled with a high mix of railcars manufactured for direct sale generated new quarterly records for ARI, for both revenue and earnings."
"To further diversify our business, we remain committed to the growth of our lease fleet, and are evaluating opportunities within our repair network to increase capacity or expand to new locations to meet increasing demand for retrofits, tank certifications, and railcar maintenance. Our new Brookhaven, Mississippi repair plant is complete and will be operational during the third quarter of 2014, thus expanding our capacity for repair projects. Additionally, we are planning to begin expansion work on two of our existing repair plants later this year,” Hollister added.
Second Quarter Summary
Total consolidated revenues were $237.5 million for the second quarter of 2014, a new quarterly record and an increase of 49% when compared to $159.4 million for the same period in 2013. This increase was primarily driven by increased manufacturing revenues due to a higher mix of direct sale shipments relative to railcars shipped for the Company's lease fleet.
The increase in direct sale shipments of hopper railcars and strong levels of tank railcar shipments resulted in manufacturing revenues of $206.4 million for the second quarter of 2014, an increase of $74.2 million compared to the same period in 2013. During the second quarter of 2014, ARI shipped approximately 1,670 direct sale railcars and approximately 470 railcars built for the Company's lease fleet, compared to approximately 930 direct sale railcars and approximately 380 railcars built for the lease fleet during the same period in 2013. Railcars built for the lease fleet represented 22% of ARI’s railcar shipments during the second quarter of 2014 compared to 29% for the same period in 2013. This reflects a higher level of direct sale shipments than in recent quarters. In addition, we expect that, during the second half of 2014, more of our railcar shipments will be for our lease fleet than for direct sale. Because revenues and earnings related to leased railcars are recognized over the life of the lease, our quarterly results may vary depending on the mix of lease versus direct sale railcars that we ship during a given period.
Manufacturing revenues for the second quarter of 2014 exclude $61.3 million of estimated revenues related to railcars built for the Company's lease fleet, compared to $45.1 million for the same period in 2013. Estimated revenues related to railcars built for the Company's lease fleet increased due to a higher quantity of tank railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $13.9 million for the second quarter of 2014, an increase of 85% over the $7.5 million for the comparable period in 2013. The primary reasons for the increase in revenue were an increase in the number of railcars on lease and higher average lease rates. ARI had approximately 5,390 railcars in its lease fleet as of June 30, 2014, compared to approximately 3,500 railcars as of June 30, 2013.

Railcar services revenues for the second quarter of 2014 were $17.3 million. Revenue decreased from $19.6 million for the same period in 2013 due to certain repair projects being performed at the Company's hopper railcar manufacturing facility during the second quarter of 2013 that did not continue into 2014. Production of hopper railcars has ramped up due to increased demand, thus repair projects are no longer being performed at this facility.
Consolidated earnings from operations were $51.9 million for the second quarter of 2014, a new quarterly record and an increase of 30% over the $39.9 million for the same period in 2013. This increase is primarily due to a significant increase in direct sale railcar shipments compared to the same period in 2013. As a percentage of overall shipments, the Company shipped fewer railcars for its lease fleet in the second quarter of 2014 than in the second quarter of 2013. Earnings continue to benefit from strong sales of tank railcars and a strengthening hopper railcar market.
Consolidated operating margins remained strong at 21.8% for the second quarter of 2014, primarily due to continued strong tank railcar volumes and ramped up production of hopper railcars, both of which contributed to operational efficiencies and further leverage of overhead costs. These factors were partially offset by a higher mix of hopper railcars for direct sale. This change in the product mix contributed to operating margins declining by 3.2% from 25.0% for the second quarter of 2013. More tank railcars were built for the Company’s lease fleet during the second quarter of 2014 compared to the same period in 2013, and the related profit on these railcars is eliminated in consolidation, as discussed below. In the railcar services segment, operating margins declined during the second quarter of 2014 when compared to the same period in 2013 due to a change in the mix of work at our repair facilities. Selling, general and administrative expenses also increased during the second quarter of 2014 when compared to the same period in 2013.
Manufacturing earnings from operations were $44.6 million for the second quarter of 2014 compared to $32.8 million for the same period in 2013. This increase was due primarily to higher direct sale hopper railcar shipments, as discussed above. Estimated profit on railcars built for the Company’s lease fleet was $19.6 million and $10.1 million for the second quarter of 2014 and 2013, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $7.4 million for the second quarter of 2014 compared to $3.6 million for the same period in 2013. This increase was due to the growth in the number of railcars in the Company's lease fleet and higher average lease rates.
Railcar services earnings from operations were $3.1 million for the second quarter of 2014 compared to $4.1 million for the same period in 2013. This decrease was due to the decrease in revenues, discussed above, in addition to a change in the mix of work at our repair facilities.
Selling, general and administrative expenses were $6.8 million for the second quarter of 2014 compared to $3.7 million for the same period in 2013. Excluding share-based compensation activity, selling, general and administrative expenses were $6.7 million for the second quarter of 2014 compared to $5.8 million for the same period in 2013. This increase of $0.9 million was primarily driven by increased consulting costs. Share-based compensation resulted in expense of $0.1 million for the second quarter of 2014 compared to income of $2.1 million during the same period in 2013. The fluctuation in share-based compensation was driven by the decrease in our stock price of $2 per share during the second quarter of 2014, compared to a decrease of $13 per share during the same period in 2013. While the Company's share-based compensation expense fluctuates with the stock price, past exercises of stock appreciation rights (SARs) have resulted in fewer SARs outstanding, which has reduced the impact that changes in the stock price have on the Company's financial results.
EBITDA, adjusted to exclude share-based compensation expense and other income related to the Company's short-term investments (Adjusted EBITDA), was $60.2 million for the second quarter of 2014, a new quarterly record, compared to $43.0 million for the comparable quarter of 2013. The increase resulted primarily from increased consolidated earnings from operations in addition to earnings (loss) from joint ventures improving by $1.1 million for the second quarter of 2014 compared to the comparable period in 2013. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Net earnings for the second quarter of 2014 were $32.2 million, or $1.51 per share, a new quarterly record, compared to $23.6 million, or $1.11 per share, in the same period in 2013. This increase was driven primarily by increased consolidated earnings from operations and improved results from our joint ventures, as discussed above, partially offset by an increase in interest expense due to a higher average debt balance as a result of increased borrowings to support the growth of the Company's lease fleet.

Year-to-Date Results
Consolidated revenues for the first six months of 2014 were $419.6 million compared to $354.5 million for the comparable period in 2013. The Company shipped approximately 2,800 direct sale railcars and approximately 950 railcars built for the Company's lease fleet during the first half of 2014, compared to approximately 2,300 direct sale railcars and approximately 910 railcars built for the lease fleet during the same period in 2013. Railcars built for the lease fleet represented 25% of ARI's railcar shipments in the first six months of 2014, compared to 28% for the same period in 2013.
Consolidated earnings from operations for the first six months of 2014 were $88.4 million, and up by 24% from $71.1 million for the comparable period in 2013. Consolidated earnings from operations for the first six months of 2014 and 2013 excluded $39.4 million and $19.9 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Operating margins were 21.1% for the first six months of 2014, compared to 20.1% for the comparable period of 2013, reflecting higher volumes and good efficiencies as a result of ramped up production for hopper railcars.
Adjusted EBITDA was $107.8 million for the first six months of 2014, and up by $22.0 million from $85.8 million for the comparable period in 2013. The increase resulted primarily from increased consolidated earnings from operations, in addition to an improvement of $1.5 million from earnings (loss) from joint ventures for the first six months of 2014 compared to the same period in 2013.
Net earnings for the first six months of 2014 were $53.0 million, or $2.48 per share, compared to $41.6 million, or $1.95, for the comparable period in 2013.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations in the first six months of 2014 of $57.6 million. As of June 30, 2014, ARI had working capital of $232.3 million, including $163.1 million of cash and cash equivalents. In January 2014, the Company refinanced its original 2012 lease fleet financing facility to increase borrowing capacity, extend the term and lower the interest rate. The refinancing provided the Company with net cash of $122.2 million. As of June 30, 2014, ARI had $314.3 million of debt outstanding under the refinanced lease fleet financing facility.

At the board meeting in July, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of September 16, 2014 that will be paid on September 23, 2014.

Backlog
During the quarter we received orders for 3,070 railcars, resulting in a backlog as of June 30, 2014 of approximately 9,530 railcars with an estimated value of $985.7 million. Of the total backlog, approximately 2,700, or 28%, were railcars subject to lease with an estimated market value of $322.5 million. Additionally, we have accepted orders for an additional 3,450 railcars during the month of July, consisting of both hopper and tank railcars.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, July 31, 2014 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2014 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, potential regulatory developments, anticipated customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, anticipated benefits regarding the growth of the Company’s leasing business and the mix of railcars in our lease fleet, anticipated benefits regarding the Company’s current and potential future efforts to expand its railcar repair business, anticipated future production rates, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; the impact of an economic downturn, adverse market conditions and restricted credit markets; prospects in light of the cyclical nature of ARI’s business; the health of and prospects for the overall railcar industry; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P, and certain of his affiliates; the sufficiency of our liquidity and capital resources; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company's current joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company’s financing arrangement; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$163,055	$97,252
Restricted cash	7,238	3,908
Accounts receivable, net	26,954	21,939
Accounts receivable, due from related parties	21,465	16,402
Inventories, net	92,346	90,185
Deferred tax assets	7,946	9,060
Prepaid expenses and other current assets	6,160	6,500
Total current assets	325,164	245,246
Property, plant and equipment, net	157,957	159,375
Railcars on operating leases, net	452,030	372,551
Deferred debt issuance costs	2,361	2,026
Goodwill	7,169	7,169
Investments in and loans to joint ventures	29,122	31,430
Other assets	4,077	7,812
Total assets	$977,880	$825,609
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,636	$52,772
Accounts payable, due to related parties	1,922	1,410
Accrued expenses and taxes	9,909	20,216
Accrued compensation	13,829	16,071
Current portion of long-term debt	10,612	6,655
Total current liabilities	92,908	97,124
Long-term debt, net of current portion	303,648	188,103
Deferred tax liability	105,168	99,212
Pension and post-retirement liabilities	4,156	4,718
Other liabilities	2,168	2,550
Total liabilities	508,048	391,707
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of June 30, 2014 and December 31, 2013	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	231,479	195,574
Accumulated other comprehensive loss	(1,469)	(1,494)
Total stockholders’ equity	469,832	433,902
Total liabilities and stockholders’ equity	$977,880	$825,609

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Manufacturing (including revenues from affiliates of $91,135 and $132,370 for the three and six months ended June 30, 2014, respectively, and $19,904 and $82,982 for the same periods in 2013)	$206,364	$132,242	$360,327	$305,217
Railcar Leasing	13,885	7,527	25,631	14,070
Railcar Services (including revenues from affiliates of $4,699 and $8,662 for the three and six months ended June 30, 2014, respectively, and $4,546 and $9,154 for the same periods in 2013)	17,260	19,635	33,666	35,227
Total revenues	237,509	159,404	419,624	354,514
Cost of revenues:
Manufacturing	(160,033)	(97,709)	(278,398)	(234,832)
Railcar Leasing	(5,382)	(3,301)	(9,873)	(6,205)
Railcar Services	(13,424)	(14,860)	(26,789)	(27,449)
Total cost of revenues	(178,839)	(115,870)	(315,060)	(268,486)
Gross profit	58,670	43,534	104,564	86,028
Selling, general and administrative	(6,820)	(3,665)	(16,207)	(14,930)
Earnings from operations	51,850	39,869	88,357	71,098
Interest income (including income from related parties of $613 and $1,240 for the three and six months ended June 30, 2014, respectively, and $676 and $1,357 for the same periods in 2013)	619	679	1,260	1,370
Interest expense	(1,843)	(1,341)	(3,515)	(4,341)
Loss on debt extinguishment	—	—	(1,896)	(392)
Other income	27	12	32	2,008
Earnings (Loss) from joint ventures	335	(804)	(266)	(1,777)
Earnings before income taxes	50,988	38,415	83,972	67,966
Income tax expense	(18,772)	(14,796)	(30,986)	(26,410)
Net earnings	$32,216	$23,619	$52,986	$41,556
Net earnings per common share—basic and diluted	$1.51	$1.11	$2.48	$1.95

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
	(in thousands)
Three Months Ended June 30, 2014
Manufacturing	$206,364	$61,305	$267,669	$44,597	$19,627	$64,224
Railcar Leasing	13,885	—	13,885	7,399	(64)	7,335
Railcar Services	17,260	52	17,312	3,116	10	3,126
Corporate/Eliminations	—	(61,357)	(61,357)	(3,262)	(19,573)	(22,835)
Total Consolidated	$237,509	$—	$237,509	$51,850	$—	$51,850
Three Months Ended June 30, 2013
Manufacturing	$132,242	$45,083	$177,325	$32,780	$10,126	$42,906
Railcar Leasing	7,527	—	7,527	3,645	8	3,653
Railcar Services	19,635	46	19,681	4,083	(41)	4,042
Corporate/Eliminations	—	(45,129)	(45,129)	(639)	(10,093)	(10,732)
Total Consolidated	$159,404	$—	$159,404	$39,869	$—	$39,869
Six Months Ended June 30, 2014
Manufacturing	$360,327	$125,334	$485,661	$78,252	$39,357	$117,609
Railcar Leasing	25,631	—	25,631	13,629	(33)	13,596
Railcar Services	33,666	184	33,850	5,297	48	5,345
Corporate/Eliminations	—	(125,518)	(125,518)	(8,821)	(39,372)	(48,193)
Total Consolidated	$419,624	$—	$419,624	$88,357	$—	$88,357
Six Months Ended June 30, 2013
Manufacturing	$305,217	$100,491	$405,708	$66,759	$19,908	$86,667
Railcar Leasing	14,070	—	14,070	5,808	12	5,820
Railcar Services	35,227	95	35,322	6,388	2	6,390
Corporate/Eliminations	—	(100,586)	(100,586)	(7,857)	(19,922)	(27,779)
Total Consolidated	$354,514	$—	$354,514	$71,098	$—	$71,098

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended
	June 30,
	2014	2013
Operating activities:
Net earnings	$52,986	$41,556
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	15,672	13,395
Amortization of deferred costs	236	313
(Gain) loss on disposal of property, plant, equipment and leased railcars	(3)	47
Loss from joint ventures	266	1,777
Provision for deferred income taxes	7,034	19,297
Adjustment to allowance for doubtful accounts receivable	(16)	(6)
Items related to investing activities:
Realized and unrealized gains on short-term investments - available for sale securities	—	(141)
Items related to financing activities:
Loss on debt extinguishment	1,896	392
Changes in operating assets and liabilities:
Accounts receivable, net	(4,990)	(2,087)
Accounts receivable, due from related parties	(5,105)	(2,065)
Inventories, net	(2,171)	17,034
Prepaid expenses and other current assets	(2,942)	(1,272)
Accounts payable	3,861	(22,200)
Accounts payable, due to related parties	512	(2,307)
Accrued expenses and taxes	(12,543)	(4,761)
Other	2,900	(4,381)
Net cash provided by operating activities	57,593	54,591
Investing activities:
Purchases of property, plant and equipment	(7,482)	(10,927)
Capital expenditures - leased railcars	(86,521)	(80,877)
Proceeds from the sale of property, plant, equipment and leased railcars	243	2
Proceeds from the sale of short-term investments - available for sale securities	—	12,699
Proceeds from repayments of loans by joint ventures	2,000	1,300
Investments in and loans to joint ventures	—	(116)
Net cash used in investing activities	(91,760)	(77,919)
Financing activities:
Repayments of long-term debt	(199,180)	(176,765)
Proceeds from long-term debt	318,682	99,841
Change in interest reserve related to long-term debt	(47)	—
Payment of common stock dividends	(17,082)	(10,676)
Debt issuance costs	(2,425)	(413)
Net cash provided by (used in) financing activities	99,948	(88,013)
Effect of exchange rate changes on cash and cash equivalents	22	(119)
Increase (Decrease) in cash and cash equivalents	65,803	(111,460)
Cash and cash equivalents at beginning of period	97,252	205,045
Cash and cash equivalents at end of period	$163,055	$93,585

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net earnings	$32,216	$23,619	$52,986	$41,556
Income tax expense	18,772	14,796	30,986	26,410
Interest expense	1,843	1,341	3,515	4,341
Loss on debt extinguishment	—	—	1,896	392
Interest income	(619)	(679)	(1,260)	(1,370)
Depreciation	7,989	6,860	15,672	13,395
EBITDA	$60,201	$45,937	$103,795	$84,724
Other income related to short-term investments	—	—	—	(2,008)
(Income) expense related to stock appreciation rights compensation	(34)	(2,933)	3,972	3,075
Adjusted EBITDA	$60,167	$43,004	$107,767	$85,791

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation (income) expense related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the (income) expense associated with share-based compensation, and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock, short-term investments and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.